Exhibit 21

                                  Subsidiaries


The following is a list of subsidiaries of Stanley Furniture Company, Inc. as of December 31, 2004:





                                                                Jurisdiction
     Name of Subsidiary                                        of Organization


     Stanley Furniture of Martinsville, LLC                        Virginia

     Stanley Furniture of Stanleytown, LLC                         Virginia

     Stanley Furniture of Lexington, LLC                      North Carolina

     Stanley Furniture of Robbinsville, LLC                   North Carolina